Exhibit 10.3

EXECUTION COPY

LEHMAN BROTHERS INC.	LEHMAN BROTHERS COMMERCIAL BANK
745 Seventh Avenue	745 Seventh Avenue
New York, New York 10019	New York, New York 10019

September 27, 2006

$450,000,000

Senior Unsecured Bridge Facility

Commitment Letter

Pilgrim’s Pride Corporation

4845 US Highway 271 North

Pittsburg, TX 75686-0093

Attention: Richard A. Cogdill

Ladies and Gentlemen:

You have advised Lehman Brothers Commercial Bank (“LBCB”) and Lehman Brothers Inc. (“Lehman Brothers”) that Pilgrim’s Pride Corporation, a Delaware corporation (the “Borrower”) intends to acquire all of the capital stock (the “Acquisition”) of Gold Kist Inc., a Delaware corporation (the “Target”). In that connection, you have requested that the Arranger (as defined below) agree to structure, arrange and syndicate a senior unsecured bridge facility in an aggregate amount of up to $450,000,000 (the “Bridge Facility”), the proceeds of which will be used to (i) finance a portion of the Acquisition (based upon a per share price of the Target’s shares of $20.00) and (ii) pay related fees and expenses.

Upon the terms and subject to the conditions set forth or referred to in this commitment letter (the “Commitment Letter”) and in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”), LBCB is pleased to inform you of its commitment to provide 100% of the Bridge Facility, of Lehman Commercial Paper Inc’s (“LCPI”) agreement to act as Administrative Agent and of Lehman Brothers’ agreement to act as sole lead arranger and sole book-runner for the Bridge Facility. For the purposes of this Commitment Letter, (a) “LBCB” shall mean LBCB and/or any affiliate thereof, including Lehman Brothers, as LBCB shall determine to be appropriate to provide the services contemplated herein, (b) the “Initial Lender” shall mean LBCB, and (c) the “Arranger” shall mean Lehman Brothers.

It is agreed that the Arranger will act as the sole book-runner and sole lead arranger for the Bridge Facility, LCPI will act as the sole and exclusive Administrative Agent (acting in such role, the “Administrative Agent”) and the sole and exclusive Syndication Agent (acting in such role, the “Syndication Agent”) for the Bridge Facility. Each of the Arranger, the Administrative Agent and the Syndication Agent will have the rights and authority customarily given to financial institutions in such roles, but will have no duties other than those expressly set forth herein. You agree that no other agents, co-agents, arrangers or book-runners will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet or the Fee Letter referred to below or as previously disclosed to the Arranger) will be paid in connection with the Bridge Facility unless you and we so agree. The Lehman Brothers name shall appear immediately above or immediately to the left of the name of any other agent on the cover of any marketing materials that describe the Bridge Facility.

We intend to syndicate the Bridge Facility to a group of financial institutions (together with LBCB, the “Lenders”) identified by us in consultation with you. The Arranger intends to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist the Arranger in completing a syndication satisfactory to them. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your existing lending relationships, (b) direct contact between senior management and advisors of the Borrower and the proposed Lenders, (c) assistance in the preparation of customary marketing materials (collectively, the “Company Materials”) to be used in connection with the syndication of the Bridge Facility and (d) the hosting, with the Initial Lender and the Arranger, of one or more meetings of prospective Lenders and, in connection with any such Lender meeting, your consultation with the Arranger with respect to the presentations to be made at such meeting, and your making available appropriate officers and representatives of the Borrower to rehearse such presentations prior to such meetings, as reasonably requested by the Arranger. You also agree that you will work with the Arranger to procure ratings, at your expense, by each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”). It is understood and agreed that nothing in this Commitment Letter shall require you to consummate the Acquisition, which you may do in your sole and absolute discretion. At the reasonable request of the Arranger, you agree to assist in the preparation of a version of the Company Materials consisting exclusively of information and documentation that is either publicly available or not material with respect to the Borrower, the Target or any of their respective subsidiaries or securities for purposes of United States federal and state securities laws.

The Arranger will, in consultation with you, manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Arranger in its syndication efforts, you agree promptly to prepare and provide to the Arranger all information with respect to the Borrower, the Target (to the extent reasonably available), the Acquisition and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Bridge Facility. You hereby represent and covenant that, with respect to the Borrower, the Target (to your knowledge), the Acquisition and the other transactions contemplated hereby, (a) all information (other than the Projections and general economic information) that has been or will be made available to the Arranger, the Initial Lender and/ or any proposed Lenders by you or any of your representatives in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Arranger, the Initial Lender and/or any proposed Lender by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made, it being understood that actual results may vary materially from the Projections. If, at any time from the date hereof until the execution and delivery of the definitive financing documents, you have become aware that any of the representations and warranties above would be incorrect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you agree to promptly supplement the Information and Projections to the extent such information is reasonably available to you so that the representations and warranties contained in this paragraph remain correct under those circumstances. You understand that in arranging and syndicating the Bridge Facility we may use and rely on the Information and Projections without independent verification thereof. Notwithstanding the foregoing, it is agreed that copies of annual reports, proxy or financial statements or other reports or communications sent to the stockholders of the Target, and copies of all annual, regular,

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periodic and special reports and registration statements which in each case the Borrower or the Target has filed with the Securities and Exchange Commission (the “SEC”), or with any national securities exchange shall for purposes of this Commitment Letter, be deemed to have been made available to the Arranger by you. In addition, the Arranger and the Initial Lender acknowledge that, in the event the Acquisition is structured as a tender offer, all information of the Target was or will be obtained from the Target’s filings with the SEC (the “Target’s Public Information”) and the Borrower shall not make any representation or covenant in respect of such information; other than, that to the Borrower’s knowledge, the Target’s Public Information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

As consideration for the Initial Lender’s commitment hereunder and the Arranger’s agreement to perform the services described herein, you agree to pay to the Initial Lender and/or the Arranger (as applicable) the fees set forth in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”), in the amounts and at the times specified therein.

The commitments and agreements of the Arranger and the Initial Lender described herein are subject to (a) there shall not have occurred or be threatened any event, circumstance, change or effect that, individually or in the aggregate with any other events, circumstances, changes and effects is or may be materially adverse to the business, condition (financial or otherwise) assets, liabilities, capitalization, prospects, operations or results of operations of the Borrower, the Target or any of their respective affiliates or to the industry in which the Borrower and the Target operate (including events relating to occurrences or cases of avian influenza affecting the markets or industry in which the Borrower and the Target operate) that, in our reasonable judgment, is or may be materially adverse to the Borrower or any of its affiliates, or we become aware of any facts that, in our reasonable judgment, have or may have material adverse significance with respect to the value of the Target or any of its affiliates or result or may result in a material diminution of the value of the Target’s shares or the benefits expected to be derived by the Borrower of any of its affiliates as a result of the transactions contemplated by the Acquisition, (b) our not becoming aware after the date hereof of any information or other matter affecting the Target and its subsidiaries that is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the execution of this Commitment Letter, (c) our satisfaction that from the date of this Commitment Letter until 90 days after the Initial Closing Date (as defined in the Term Sheet) (if any), there shall be no competing offering, placement or arrangement of any debt securities or bank financing (other than (i) as contemplated by this Commitment Letter and the Fee Letter, (ii) the Commercial Bank Financing (as defined in the Term Sheet), including any accordion feature thereunder, and (iii) increases of commitments under the Borrower’s existing credit and securitization facilities and for purposes other than to finance the Acquisition) by or on behalf of the Borrower or any affiliate thereof except with the prior written consent of the Arranger (not to be unreasonably withheld or delayed) and other than an issuance of securities issued by the Borrower or any of its affiliates the proceeds of which will be applied in full or in part to finance the Acquisition, (d) the negotiation, execution and delivery of definitive documentation with respect to the Bridge Facility reflecting and consistent with the terms and conditions set forth in the Term Sheet and the Fee Letter and reasonably satisfactory to each of the Initial Lender and their counsel, (e) there being a period of at least 30 days between the commencement of the syndication process and the occurrence of the Initial Closing Date; provided that the Initial Lender shall use its reasonable best efforts to commence its syndication efforts prior to the Initial Closing Date such that the syndication process shall not adversely affect the Borrower’s ability to consummate the Acquisition, including the tender offer for the Target’s securities, (f) your compliance with your covenants and agreements contained herein and the correctness in all material respects of your representations and warranties contained herein both as of the date hereof and as of the Initial Closing Date and the Final Closing Date (if any), (g) the other conditions set forth or referred to in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of the Initial Lender and the Borrower.

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You hereby agree to indemnify and hold harmless each of LBCB, LCPI, Lehman Brothers, the other Lenders and each of their respective affiliates and each of their respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Bridge Facility, the Term Loans (as defined in the Term Sheet), the Exchange Notes (as defined in the Term Sheet), the use of the proceeds therefrom, the Acquisition, any of the other transactions contemplated by this Commitment Letter, any other transaction related thereto or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for all legal and other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including, without limitation, in connection with the enforcement of the indemnification obligations set forth herein); provided, however, that no indemnified person shall be entitled to indemnity hereunder in respect of any loss, claim, damage, liability or expense to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such loss, claim, damage, liability or expense resulted directly from the gross negligence or willful misconduct of such indemnified person. In no event will any indemnified person be liable on any theory of liability for (i) indirect, special or consequential damages, lost profits or punitive damages as a result of any failure to fund the Bridge Facility contemplated hereby or otherwise in connection with the Bridge Facility or (ii) any damages arising from the use by unauthorized persons of information, projections or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such unauthorized persons.

The Borrower further agrees that, without the prior written consent of each of LBCB, LCPI and Lehman Brothers, which consent will not be unreasonably withheld, it will not enter into any settlement of a lawsuit, claim or other proceeding arising out of this Commitment Letter or the transactions contemplated by this Commitment Letter in which an indemnified person is a party unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of such indemnified person.

The Borrower, LBCB, LCPI and Lehman Brothers agree that if any indemnification or reimbursement sought pursuant to these indemnification provisions is judicially determined to be unavailable for a reason other than the gross negligence or willful misconduct of such indemnified person, then, whether or not LBCB, LCPI or Lehman Brothers is the indemnified person, the Borrower, on the one hand, and LBCB,LCPI and/or Lehman Brothers, as the case may be, on the other hand, shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Borrower, on the one hand, and LBCB, LCPI and/or Lehman Brothers, as the case may be, on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is judicially determined not to be permitted, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Borrower, on the one hand, and LBCB, LCPI and/or Lehman Brothers, as the case may be, on the other hand, as well as any other equitable considerations; provided, however, that in no event shall the amount to be contributed by LBCB, LCPI and/or Lehman Brothers pursuant to this paragraph exceed the amount of the fees actually received by LBCB, LCPI and/or Lehman Brothers, as the case may be, under this Commitment Letter or the Fee Letter.

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In case any action or proceeding is instituted involving any indemnified person for which indemnification is to be sought hereunder by such indemnified person, then such indemnified person will promptly notify you of the commencement of any action or proceeding; provided, however, that the failure so to notify you will not relieve you from any liability that you may have to such indemnified person pursuant hereto or from any liability that they may have to such indemnified person other than pursuant hereto. Notwithstanding the above, following such notification, you may elect in writing to assume the defense of such action or proceeding, and, upon such election, you will not be liable for any legal costs subsequently incurred by such indemnified person (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) you have failed to provide counsel reasonably satisfactory to such Indemnified Person in a timely manner, (ii) counsel provided by the Borrower reasonably determines that its representation of such indemnified person would present it with a conflict of interest or (iii) the indemnified person reasonably determines that there may be legal defenses available to it which are different from or in addition to those available to the Borrower. In connection with any one action or proceeding, you will not be responsible for the fees and expenses of more than one separate law firm (in addition to local counsel) for all indemnified persons.

You acknowledge that Lehman Brothers and its affiliates (the term “Lehman Brothers” being understood to refer hereinafter in this paragraph to include such affiliates, including LBCB and LCPI) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise; provided that neither Lehman Brothers nor its affiliates will provide financing or other services (including financial advisory services) or any commitment to provide financing to any other company in connection with any such company’s proposed acquisition of the Target during the period from the date hereof to the latter of (i) the date of the expiration or termination of this Commitment Letter or (ii) the expiration or withdrawal of the Borrower’s tender offer for the Target’s securities. Lehman Brothers will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by Lehman Brothers of services for other companies, and Lehman Brothers will not furnish any such information to other companies. You also acknowledge that Lehman Brothers has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

This Commitment Letter shall not be assignable by you without the prior written consent of Lehman Brothers, LCPI and LBCB (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and Lehman Brothers, LCPI and LBCB. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Bridge Facility and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your directors, officers, employees, counsel, advisors and agents who are directly involved in the consideration of this matter, (b) to Moody’s and/or S&P in each case on a confidential and “need-to-know” basis and only in connection with the transactions contemplated hereby (in which case, you agree to inform us promptly thereof) or (c) as may be compelled

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in a judicial or administrative proceeding or as otherwise required by law (in which case, to the extent permitted by law, you agree to inform us promptly thereof); provided that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you. In addition, this Commitment Letter is entered into on the understanding and agreement that neither the existence of this Commitment Letter, the Term Sheet nor the Fee Letter nor any of their contents, nor any of the Information or the Projections, shall be disclosed by the Arranger or the Initial Lender or any of their respective affiliates, directly or indirectly, to any other person, except (i) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case we agree, to the extent permitted by law, to inform you promptly thereof), (ii) to the Arranger’s, the Initial Lender’s and their affiliates’ directors, officers, employees, counsel, advisors and agents, in each case on a confidential and “need-to-know” basis and only in connection with the transactions contemplated hereby, (iii) exclusively with respect to the Term Sheet, as reasonably required for the syndication of the Bridge Facility and (iv) as otherwise expressly permitted by the immediately following paragraph. The indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lender’s commitments hereunder.

The Borrower agrees that Arranger has the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Borrower; provided that the Arranger will submit a written copy of any such advertisements to the Borrower for its prior written approval, which approval shall not be unreasonably delayed or withheld. Furthermore, the Borrower agrees to include a reference to the Arranger’s role as lead arranger in any press release announcing the Bridge Facility.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to the Arranger executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on September 28, 2006. The commitments and agreements of Lehman Brothers and LBCB herein will expire at such time in the event the Arranger has not received such executed counterparts in accordance with the immediately preceding sentence.

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Lehman Brothers, LCPI and LBCB are pleased to have been given the opportunity to assist you in connection with this financing, and we look forward to working with you.

Very truly yours,

LEHMAN BROTHERS COMMERCIAL BANK

By:	/s/ Laurie Perper
Title:	Senior Vice President

LEHMAN COMMERCIAL PAPER INC.

By:	/s/ Laurie Perper
Title:	Senior Vice President

LEHMAN BROTHERS INC.

By:	/s/ Laurie Perper
Title:	Senior Vice President

Accepted and agreed to

as of the date first

written above by:

PILGRIM’S PRIDE CORPORATION

By:	/s/ Richard A. Cogdill
Title:	Chief Financial Officer

[SIGNATURE PAGE TO COMMITMENT LETTER]

$450,000,000

SENIOR UNSECURED BRIDGE FACILITY TERM SHEET

Summary of Terms and Conditions

September 27, 2006

We understand that the Borrower intends to acquire all of the issued and outstanding capital stock (the “Acquisition”) of Gold Kist Inc., a Delaware corporation (the “Target”). The Acquisition and all transactions related thereto are sometimes referred to herein as the “Transaction”. Capitalized terms not otherwise defined in this Term Sheet shall have the meanings ascribed to them in the Commitment Letter to which this Term Sheet forms a part.

Borrower:	Pilgrim’s Pride Corporation (the “Borrower”).

Sole Book-Runner and Lead Arranger:	Lehman Brothers Inc. (the “Arranger”).

Lenders:	A syndicate of banks, financial institutions and other entities, including LBCB (collectively, the “Banks”), arranged by the Arranger (collectively, the “Lenders”); provided that any such syndication shall comply with the terms and conditions set forth in the Commitment Letter.

Administrative Agent:	Lehman Commercial Paper Inc. (acting in such role, the “Administrative Agent”)

Type and Amount:	$450.0 million senior unsecured bridge loan facility (the “Bridge Facility”).

Purpose:	Proceeds of borrowings under the Bridge Facility (the “Interim Loans”) will be used to finance a portion of the Acquisition, refinance certain existing indebtedness (including the Target’s outstanding Senior Notes due 2014 and any premiums associated therewith, the Target’s existing credit agreement with Cooperative Centrale Raiffeisen-Boerenleen Bank B.A., New York Branch, and a syndicate of banks and the Target’s existing subordinated capital certificates) and to pay fees, commissions and expenses in connection therewith.

Initial Closing Date:	Initially, the date the Borrower borrows amounts under the Bridge Facility to fund a portion of the purchase price of the Acquisition and related commissions, fees and expense, after which the Borrower shall have acquired aggregate shares of Target representing at least 50% plus one share of Target’s total issued and outstanding capital stock (the “Initial Closing Date”). In the event the Borrower does not borrow the entire committed amount under the Bridge Facility on the Initial Closing Date, the Borrower may subsequently borrow any remaining amounts available under the Bridge Facility on the date on which Target completes the Acquisition and for the purpose of consummating the Acquisition and paying related commissions, fees and expenses, which date shall be referred to herein as the “Final Closing Date.”

Maturity/Exchange:	The Interim Loans will mature on the date that is one year following the Initial Closing Date (the “Maturity Date”). If any Interim Loan has not been previously repaid in full on or prior to the Maturity Date, subject to the conditions outlined in Exhibit A under “Conditions Precedent” such Interim Loan shall be converted into a term loan (each, a “Term Loan” and, together with the Interim Loans, the “Loans”) maturing on the tenth anniversary of the Initial Closing Date (the “Final Maturity Date”). Upon the execution and delivery of one or more agreements by a Lender in respect of the Interim Loans and the Term Loans to sell at least a minimum in aggregate principal amount of Interim Loans or Term Loans to be agreed to a third party, such Lender will have the option (i) in the case of Interim Loans, at the Maturity Date or (ii) in the case of Term Loans, at any time or from time to time, to receive notes (the “Exchange Notes”) in exchange for Interim Loans or Term Loans having the terms set forth in the term sheet attached hereto as Exhibit A.

Availability:	The Bridge Facility may be drawn in up to a maximum of two drawings: an initial drawing (the “Initial Drawing”) shall made on the Initial Closing Date; and, if less than 100% of the shares of the Target shall have been acquired directly or indirectly, by merger or otherwise, by the Borrower on the Initial Closing Date, a second drawing (the “Second Drawing”) of the remainder of the Bridge Facility may be drawn on the Final Closing Date. Any portion of the Bridge Facility that is not drawn after giving effect to the Second Drawing shall terminate.

Interest:	Prior to the Maturity Date, the Interim Loans will initially accrue interest at a rate per annum equal to (a) the one-month London Interbank Offered Rate (“LIBOR”) as determined by LBCB for a corresponding U.S. dollar deposit amount (adjusted quarterly) plus (b) the Spread (as defined below). The “Spread” will initially be 275 basis points. If the Interim Loans are not repaid in full within 180 days following the Initial Closing Date, the Spread will increase by 75 basis points at the end of such 180-day period and shall increase by an additional 50 basis points at the end of each 90-day period thereafter. In any case, the interest rate shall not so increase on the date the Interim Loans will be automatically converted into the Term Loans. LIBOR will be adjusted for maximum statutory reserve requirements (if any).

Interest on the Interim Loans will be payable in arrears at the end of each 90-day period and at the Maturity Date. Interest on the Interim Loans shall be no greater than (x) 9.75% per annum, if the Borrower’s senior unsecured rating (the “Borrower Rating”)

is Ba3 by Moody’s and BB- by S&P or better, or (y) 10.25%, if the Borrower Rating is B1 by Moody’s or B+ by S&P or lower.

Following the Maturity Date, all outstanding Term Loans will accrue interest at the rate provided for in the Exchange Notes in Exhibit A hereto, subject to the absolute cap applicable to the Exchange Notes. Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Default Interest:	Upon the occurrence and during the continuance of a payment default, interest will accrue on any overdue amount of a loan or other overdue amount payable under the Bridge Facility at a rate of 2.0% per annum in excess of the rate otherwise applicable to such loans or amounts payable and will be payable on demand.

Mandatory Redemption:	The Borrower will be required to prepay Interim Loans on a pro rata basis, subject to certain exceptions to be agreed upon, but with terms no less restrictive than those contained in the Borrower’s credit agreement with CoBank ACB, as agent (the “Commercial Bank Financing”), at par plus accrued and unpaid interest, from the net proceeds from the incurrence of any debt (other than intercompany debt, debt incurred under the Commercial Bank Financing and debt incurred under commitments available to the Borrower under its existing credit facilities and those contemplated in connection with the Transaction) by Borrower or any of its subsidiaries, the issuance of any equity (other than equity investments pursuant to employee stock plans) by the Borrower or any of its subsidiaries or any asset sales (subject to reinvestment within one year of such asset sale, provided that if such amounts are committed to be reinvested within one year of such asset sale, such reinvestment period shall be extended by up to 90 additional days) by the Borrower or any of its subsidiaries, subject to exceptions to be agreed. Any mandatory prepayments shall be subject to the terms of a secured or an unsecured credit facility or indenture.

Optional Prepayments:	The Interim Loans and the Term Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time with prior notice, at par plus accrued and unpaid interest and breakage costs.

Guarantees:	Initially, none. However, in the event that any wholly-owned domestic restricted subsidiary (other than a securitization subsidiary that has entered into or established a securitization program) of the Borrower, directly or indirectly, guarantees, assumes or in any other manner becomes liable with respect to any indebtedness (other than intercompany indebtedness) of the Borrower, including the Borrower’s existing 9-5/8% Senior Notes due 2011 (the “Existing Senior Notes”) and the Borrower’s existing 9-1/4% Senior Subordinated Notes due 2013

(the “Existing Subordinated Notes,” and together with the Existing Senior Notes, the “Existing Notes”) such domestic restricted subsidiary shall simultaneously execute and deliver a senior guarantee of the Interim Loans or the Term Loans, if applicable. The terms for the provision of such guarantees shall be substantially identical to the Indenture, dated August 9, 2001, by and between the Borrower and JPMorgan Chase Bank, as trustee, governing the Existing Senior Notes.

Security:	None.

Ranking:	Pari passu with all other existing and future senior obligations of the Borrower, including the Existing Senior Notes, and senior to all existing and future subordinated obligations of the Borrower, including the Existing Subordinated Notes.

Certain Documentation Matters	The Interim Loan Documentation (as defined in Exhibit A) shall contain representations, warranties, covenants and events of default that are substantially similar to those included in the Commercial Bank Financing (in each case applicable to each of the Borrower and its subsidiaries, as appropriate), including:

Representations and Warranties:	Financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; organization, qualification and corporate existence; compliance with law (including, without limitation, Regulations T, U and X of the Board of Governors of the United States Federal Reserve System, or any successor thereto); corporate power and authority; authorization, execution and enforceability of Interim Loan Documentation and any agreements relating to the Acquisition; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; Federal Reserve regulations; ERISA; Investment Company Act; Federal Food Security Act; Fair Labor Standards Act; subsidiaries; environmental matters; solvency; labor matters; and accuracy of disclosure.

Affirmative Covenants:	Delivery of financial statements, reports, officers’ certificates and other information reasonably requested by the Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; and further assurances. The foregoing shall not violate or conflict with the terms of the indentures governing the Existing Notes and the Borrower’s existing credit agreements.

Negative Covenants:	Limitations on: indebtedness (including preferred stock of subsidiaries); liens; guarantee obligations; mergers, consolidations, liquidations and dissolutions; sales of assets and stock of restricted subsidiaries; leases; dividends and other payments in respect of capital stock; capital expenditures; investments, loans and advances; optional payments and modifications of subordinated and other debt instruments; transactions with affiliates; sale and leasebacks; changes in fiscal year; negative pledge clauses; changes in lines of business; restrictions on subsidiary distributions; and designation as “senior debt.” The foregoing shall not violate or conflict with the terms of the indentures governing the Existing Notes and the Borrower’s existing credit agreements.

Change of Control:	Each holder of Interim Loans will be entitled to require the Borrower, and the Borrower must offer, to repay the Interim Loans held by each such holder at a price of 101% of the principal amount thereof, plus all accrued fees and all accrued and unpaid interest to the date of repayment, upon the occurrence of a Change of Control (as defined in the indenture governing the Borrower’s Existing Subordinated Notes (the “Existing Indenture”)).

Events of Default:	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain covenants, to a grace period to be agreed upon); cross-default; bankruptcy events; certain ERISA events; material judgments; and actual or asserted invalidity of any guarantee or subordination provisions.

Modifications:	On and after the date that the Borrower acquires in excess of 50% of the issued and outstanding shares of Target, any occurrence which would otherwise constitute a default or an event of default under the Interim Loan Documentation on account of a matter solely attributable to the Target, shall not be deemed to be a default or an event of default under the Interim Loan Documentation if such occurrence would not have constituted a default or event of default under the Target’s credit agreement with Cooperative Centrale Raiffeisen-Boerenleen Bank, B.A., New York Branch.

Initial Conditions:

The availability of the Bridge Facility (in both the First Drawing and any Second Drawing) shall be conditioned upon satisfaction of the following conditions precedent (with references to the Borrower and its subsidiaries in this paragraph being deemed to refer to and include the acquiring entity, the Target and their respective subsidiaries after giving effect to the Transaction):

•       Each Credit Party shall have executed and delivered satisfactory definitive financing documentation with respect to the Bridge Facility reflecting the terms set forth herein.

•       The Transaction shall be consummated pursuant to documentation having terms and conditions reasonably satisfactory to the Arranger, including the acquisition agreement or tender offer documentation, as applicable, and no material provision thereof shall have been waived, amended, supplemented or otherwise modified, except with the consent of the Arranger. The Target’s Board of Directors has redeemed its Series A Junior Participating Preferred Stock purchase rights or the rights have been invalidated or are otherwise inapplicable to the Acquisition. The Borrower shall have acquired (or simultaneously with such drawing will acquire) by purchase, merger or otherwise at least 50% of the total issued and outstanding capital stock of Target.

•       The Lenders, the Administrative Agent, the Syndication Agent and the Arranger shall have received all fees required to be paid on or before the Initial Closing Date, and the Administrative Agent shall have received reimbursement of all reasonable and documented out-of-pocket expenses of the Arranger, the Administrative Agent and the Syndication Agent payable by the Borrower in connection with the Bridge Facility in accordance with the Fee Letter.

•       All governmental and material third party approvals (including shareholders’ and other material consents) necessary or, in the reasonable discretion of the Arranger, advisable in connection with the Transaction, the financing contemplated hereby and the continuing operations of the Borrower and its subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods, including under the Hart-Scott-Rodino Act, shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose material adverse conditions on the Transaction or the financing thereof.

• The Borrower shall have received proceeds of at least $600.0 million pursuant to the Commercial Bank Facility.

•       In the event of a Second Drawing, the Borrower shall have acquired (or simultaneously therewith will acquire) by purchase, merger or otherwise 100% of the then total issued and outstanding capital stock of Target.

• The Lenders shall have received a satisfactory pro forma consolidated balance sheet of the Borrower as at the date of the most recent Form 10-Q or 10-K (as applicable) of the Borrower filed with the SEC, adjusted to give effect to the consummation of the Transaction and the financings contemplated hereby as if such transactions had occurred on such date.

•       The Lenders shall have received the results of a recent lien search in each relevant jurisdiction with respect to the Borrower and its subsidiaries, and such search shall reveal no liens on any of the assets of the Borrower or its subsidiaries except for liens permitted by the Interim Loan Documentation or liens to be discharged on or prior to the Initial Closing Date or Final Closing Date (as applicable) pursuant to documentation satisfactory to the Arranger.

•       The Lenders shall have received a satisfactory solvency certificate and analysis of the chief financial officer of the Borrower which shall document the solvency of the Borrower and its subsidiaries after giving effect to the Transaction and the other transactions contemplated hereby.

•       The Lenders shall have received such legal opinions (including opinions (i) from counsel to the Borrower and its subsidiaries and (ii) from such special and local counsel as may be required by the Arranger), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

•       The Arranger shall have received all documentation and other information require by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations, including without limitation, the USA Patriot Act.

Assignments and Participations:	Each Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans under the Bridge Facility (other than to certain persons designated in writing by the Borrower). Assignments will require, except for an assignment to an existing Lender or an affiliate of an existing Lender, the consent of the Administrative Agent and the Borrower, which consent shall not be unreasonably withheld. In addition, each Lender may sell participations in all or a portion of its loans and commitments under the Bridge Facility (other than to certain persons designated in writing by the Borrower); provided that no purchaser of a participation shall have (a) the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Bridge Facility (except as to certain basic issues) or (b) the right to yield protection in an amount exceeding that available to the relevant Lender.

Expenses and Indemnification:	All reasonable out-of-pocket expenses (including but not limited to reasonable legal fees and expenses of not more than one counsel plus, if necessary, one local counsel per jurisdiction and expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) of the Banks, the Arranger and the Administrative Agent associated with the syndication of the Bridge Facility and with the preparation, execution and delivery, administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of the documentation contemplated hereby are to be paid by the Borrower. For the avoidance of doubt, none of such fees and expenses shall be paid if the Initial Closing Date does not occur. In addition, all reasonable out-of-pocket expenses (including but not limited to reasonable legal fees and expenses of not more than one counsel plus, if necessary, one local counsel per jurisdiction) of the Lenders and the administrative agent for the Bridge Facility for workout proceedings, enforcement costs and documentary taxes associated with the Bridge Facility are to be paid by the Borrower. The Borrower will indemnify the Lenders, the Banks, the Arranger and the Administrative Agent and their respective affiliates, and hold them harmless from and against all reasonable out-of-pocket costs, expenses (including but not limited to reasonable legal fees and expenses of not more than one counsel plus, if necessary, one local counsel per jurisdiction) and liabilities arising out of or relating to the proposed transactions, including but not limited to the Acquisition, or any transactions related thereto and any actual or proposed use of the proceeds of any loans made under the Bridge Facility; provided, however, that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a final judgment of a court of competent jurisdiction (or a settlement tantamount to such a judgment) to have been incurred primarily by reason of the bad faith, gross negligence or willful misconduct of such person. The Borrower will indemnify the Lenders for withholding taxes imposed by any governmental authorities (subject to customary exceptions). Such indemnification shall consist of customary tax gross-up provisions. The Lenders will use reasonable efforts to minimize to the extent possible any applicable taxes.

Requisite Lenders:	Lenders holding at least a majority of total Loans and commitments under the Bridge Facility, with certain modifications or amendments requiring the consent of Lenders holding a greater percentage (or each Lender affected) of the total Loans and commitments under the Bridge Facility (subject to a “yank-a-bank” provision).

Governing Law and Forum:	The laws of the State of New York. Each party to the Interim Loan Documentation will waive the right to trial by jury and will consent to jurisdiction of the state and federal courts located in The City of New York.

Counsel to the Administrative Agent and the Arranger:	Weil, Gotshal & Manges LLP.

Exhibit A

Summary of Terms of Term Loans and Exchange Notes

Capitalized terms used but not defined herein have the meanings assigned to them in the Commitment Letter or the Term Sheet.

Borrower/Issuer:	The Borrower.

Term Loans:	On the Maturity Date, subject to satisfaction of the conditions set forth below, the outstanding Interim Loans will be automatically converted into Term Loans. The Term Loans will be governed by the provisions of the Interim Loan Documentation and, except as expressly set forth below, shall have the same terms as the Interim Loans.

Exchange Notes:	At any time on or after the Maturity Date, a holder of Term Loans may exchange, in connection with the transfer of a Term Loan to any person and with the consent of the Administrative Agent, all or a portion of the Term Loans to be exchanged for Exchange Notes having a principal amount equal to the principal amount of the Term Loan for which it is exchanged and having a fixed interest rate equal to the interest rate on the Term Loan at the time of transfer. The Exchange Notes and the Term Loans shall rank pari passu with each other.

The Borrower will issue Exchange Notes under an indenture that complies with the Trust Indenture Act of 1939, as amended (the “Indenture”) with terms substantially identical to the Existing Indenture (with modifications typical of comparable issuances of senior indebtedness) with such increases in dollar thresholds reasonably acceptable to the Administrative Agent, in each case to take into account the effect of the Transaction. The Borrower will appoint a trustee reasonably acceptable to the Administrative Agent.

Maturity:	The Term Loans and the Exchange Notes will mature on the ninth anniversary of the Maturity Date (the “Final Maturity Date”).

Conditions Precedent:	The obligation of each of the Interim Lenders to convert the Interim Loans to Term Loans will be subject to the following conditions:

1.      No Defaults. No event of default, or event which with the giving of notice or the lapse of time, or both, would become an Event of Default shall have occurred and be continuing under the Bridge Facility, the Fee Letter or any other document executed in connection therewith (collectively, the “Interim Loan Documentation”).

2. Payment of Fees and Accrued Interest. The Borrower

shall have paid in immediately available funds all accrued and unpaid interest with respect to the Interim Loans and all fees then due and owing, in accordance with the terms of the Interim Loan Documentation.

3. Shelf Registration. The Shelf Registration Statement (as defined under the heading “Registration Rights” below) with respect to the Exchange Notes shall have been filed with the SEC.

Interest Rate:	The Term Loans will bear interest at an increasing rate equal to the Initial Rollover Rate plus the Rollover Spread (as defined below). The interest rate on the Term Loans in effect at any time shall be no greater than (x) 9.75% per annum, if the Borrower Rating is Ba3 by Moody’s and BB- by S&P or better, or (y) 10.25%, if the Borrower Rating is B1 by Moody’s or B+ by S&P or lower. Notwithstanding the limitations set forth in this paragraph, interest will accrue during the existence of an event of default on any overdue amount (whether interest or principal), to the extent lawful, at a rate per annum equal to 200 basis points over the then current interest rate, until such amount (plus all accrued and unpaid interest) is paid in full.

“Initial Rollover Rate” shall be determined as of the Maturity Date of the Interim Loans and shall equal the interest rate borne by the Interim Loans on the day immediately preceding the Maturity Date.

“Rollover Spread” shall be 50 basis points during the 90-day period commencing on the Maturity Date. The Rollover Spread shall increase by 50 basis points upon each 90-day anniversary of the Maturity Date.

Interest on the Term Loans and Exchange Notes will be payable quarterly in arrears on the fifteenth day (or if such date is not a business day, the next business day) of each fiscal quarter of the Company, on the Final Maturity Date of the Term Loans and Exchange Notes and on the date of any prepayment thereof.

Ranking:	Same as Interim Loans.

Guarantees:	Same as Interim Loans.

Mandatory Repayment:	Same as Interim Loans in the case of Term Loans (other than there shall be no mandatory prepayment in the case of the Term Loans by reason of the incurrence of debt for the purpose of refinancing the Existing Notes) and in the case of the Exchange Notes, only if so provided therein.

Change of Control:	Same as Interim Loans.

Optional Repayment:	Except as set forth below, the Term Loans may be repaid or

redeemed, in whole or in part, at the option of the Company at any time upon three business days’ prior written notice at a price equal to 100% of the principal amount thereof, plus accrued fees and all accrued and unpaid interest to the date of repayment.

The Exchange Notes will be non-callable until the fourth anniversary of the Maturity Date (subject to a customary “equity clawback” provision). After the fourth anniversary, each Exchange Note will be callable at par plus accrued interest, plus a premium equal to one-half of the coupon on such Exchange Note, which premium after the fifth anniversary shall be one-fourth of the coupon on such Exchange Note, which premium after the sixth anniversary shall be one-eighth of the coupon on such Exchange Note. Thereafter, the Exchange Notes shall be callable at par.

Yield Protection:	Same as Interim Loans.

Payments:	Same as Interim Loans.

Covenants:	Same as Interim Loans, in the case of the Term Loans. The Exchange Notes will have covenants necessary and/or customary for an indenture governing a high yield senior note issue and otherwise with terms substantially identical to the Existing Indenture (with modifications typical of comparable issuances of senior indebtedness) with such increases in dollar thresholds reasonably acceptable to the Administrative Agent, in each case to take into account the effect of the Transaction.

Events of Default:	Same as Interim Loans, in the case of the Term Loans. The Exchange Notes will have events of default that are necessary and/or customary for an indenture governing a high yield senior note issue and otherwise with terms substantially identical to the Existing Indenture (with modifications typical of comparable issuances of senior indebtedness) with such increases in dollar thresholds reasonably acceptable to the Administrative Agent, in each case to take into account the effect of the Transaction.

Transferability:	Unlimited except as otherwise provided by law.

Defeasance Provisions:	None with respect to Term Loans. The Exchange Notes will have defeasance and discharge provisions customary for high yield securities and otherwise with terms substantially identical to the Existing Indenture (with modifications typical of comparable issuances of senior indebtedness).

Amendments:	Same as Interim Loans.

Registration Rights:	Prior to the Maturity Date, the Borrower will be required to file a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”). The filing of the Shelf Registration Statement will be a condition precedent to the conversion of Interim Loans to Term Loans. The Borrower will pay liquidated damages in the form of increased interest of 50 basis points on the principal amount of Exchange Notes outstanding to holders of Exchange Notes (i) if the Shelf Registration Statement is not declared effective by the SEC within 180 days after the Maturity Date (or 210 days after the Maturity Date to the extent that the Borrower receives written notice that the Shelf Registration Statement will be reviewed by the SEC), until such Shelf Registration Statement is declared effective, and (ii) during any period of time (subject to customary exceptions) following the effectiveness of the Shelf Registration Statement that such Shelf Registration Statement is not available for sales thereunder. After 12 weeks, the liquidated damages shall increase by 25 basis points, and shall increase by 25 basis points for each 12-week period thereafter to a maximum increase in interest of 100 basis points. In addition, unless and until the Borrower has caused the Shelf Registration Statement to become effective, the holders of the Exchange Notes will have the right to “piggy-back” in the registration of any debt or preferred equity securities (other than the refinancing of the Existing Senior Notes and subject to customary scale-back provisions) that are registered by the Borrower (other than on a Form S-4) unless all the Exchange Notes will be redeemed or repaid from the proceeds of such securities. The Borrower will be required to file a registration statement to effect an “A/B” exchange offer to all holders of Exchange Notes within 60 days of the issuance of the Exchange Notes if the holders of a majority in principal amount of the Exchange Notes then outstanding so request.